UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2008

ANESIVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50573	77-0503399
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Gateway Boulevard

South San Francisco, California 94080

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (650) 624-9600

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

This Form 8-K/A amends the information originally reported in the Form 8-K that was filed by Anesiva, Inc. (“Anesiva” or the “Company”) on November 10, 2008. Any information contained herein supersedes and replaces any conflicting information in the Form 8-K filed on November 10, 2008.

On November 10, 2008, Anesiva re-paid approximately $20.1 million in outstanding principal and accrued interest pursuant to a loan and security agreement, dated September 30, 2008 between Anesiva and Compass Horizon Funding Company LLC, CIT Healthcare LLC, and Oxford Finance Corporation (collectively, the “Lenders”), as a result of the discontinuance of Zingo manufacturing and commercial operations as discussed in Item 2.05. The Company is in the process of negotiating the Lenders’ claim for a final payment fee of approximately $800,000.

Item 2.05. Costs Associated with Exit or Disposal Activities.

This Form 8-K/A amends the information originally reported in the Form 8-K that was filed by Anesiva on November 10, 2008. Any information contained herein supersedes and replaces any conflicting information in the Form 8-K filed on November 10, 2008.

On November 8, 2008, the Board of Directors of Anesiva approved a restructuring of the Company’s operations in connection with discontinuing Zingo manufacturing and commercial operations as the result of continued manufacturing challenges and limited market penetration. In connection with the restructuring, the Company is reducing its workforce and eliminating its sales and marketing functions relating to Zingo commercial activities. The Company is offering severance benefits to the terminated employees, and anticipates recording a restructuring charge of approximately $500,000, primarily associated with personnel-related termination costs, which will be recognized in the fourth quarter of fiscal 2008. The Company expects to complete its restructuring plan by the end of 2008. On November 10, 2008, the Company provided Worker Adjustment and Retraining Notification ACT (WARN) notices to 62 employees to inform them that their employment is expected to end by January 9, 2009. Expenses relating to employees receiving the WARN notices will be recognized ratability through their period of service.

The Company also anticipate that it will reclassify approximately $3.0 million of inventories and $16.7 million of long-term net assets to be held-for-sale in accordance with FAS No. 144, Accounting for the Impairment or Disposal of Long–Lived Assets in the fourth quarter of fiscal 2008. At this time, the Company cannot reasonably estimate the fair market value of the assets to be reclassified as held-for-sale in the fourth quarter of fiscal 2008. These assets may be subject to a material write-down from the current book values as the Company assesses the fair value during the fourth quarter of fiscal 2008. In addition, the Company has approximately $22,000 in other long-term liabilities relating to license and distribution agreements, which it anticipates will be reclassified to current liabilities. At this time, the Company cannot reasonably estimate the costs of discontinuing the Zingo manufacturing, sales and marketing activities, including the impact from exiting existing vendor, sales, marketing and manufacturing arrangements. The Company may record additional material expenses during the fourth quarter of fiscal 2008 related to this restructuring.

This Item 2.05 contains forward-looking statements, including, but not limited to, statements related to expected costs and charges, the timing for completion of the restructuring plan, and the Company’s plans to focus on its product candidate, Adlea. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, ability to raise capital, risks related to the development of Adlea, including the risk that study or clinical trial results may require the Company to discontinue its development; risks related to the uncertain and time-consuming regulatory approval process; risks related to the possibility that the Company may require more cash and funds than anticipated for its operating or restructuring activities; the Company’s need to retain skilled employees and consultants; and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and other periodic filings with the SEC. The Company undertakes no duty or obligation to update any forward-looking statements contained in this Item 2.05 as a result of new information, future events or changes in its expectations.

Item 8.01. Other Events.

On November 10, 2008, the Company announced that the ACTIVE-1 Phase 3 clinical trial evaluating Adlea, a formulation of capsaicin, narrowly missed its primary endpoint of reducing post-surgical pain versus placebo (p=0.07) following bunionectomy surgery at four to 32 hours post-surgery. The same measure was highly significant (p=0.004) from four to 48 hours post-surgery. The trial also achieved a key secondary endpoint of reducing opioid use for Adlea versus placebo (p=0.012) over the four to 32 hour period. The press release announcing the clinical trial results is filed as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1(1)	Press release, dated November 10, 2008, “Anesiva Announces Adlea ACTIVE-1 Phase 3 Clinical Results, Ceasing of Zingo Commercial Operations and Restructuring.”

(1)	Incorporated herein by reference to the same numbered exhibit of our current report on Form 8-K, filed with the SEC on November 10, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2008	ANESIVA, INC.

	By:	/s/ Jean-Frédéric Viret
Jean-Frédéric Viret
Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1(1)	Press release, dated November 10, 2008, “Anesiva Announces Adlea ACTIVE-1 Phase 3 Clinical Results, Ceasing of Zingo Commercial Operations and Restructuring.”

(1)	Incorporated herein by reference to the same numbered exhibit of our current report on Form 8-K, filed with the SEC on November 10, 2008.